Exhibit 99.1

TOREADOR PROVIDES OPERATIONAL UPDATE; AKCAKOCA-3 WELL SUCCESSFULLY ENCOUNTERS GAS OFFSHORE TURKEY

•	Logs indicate approximately 81 meters (266 feet) of net pay
•	Production testing on Akcakoca-3 to begin next week
•	Hungarian re-entry well tests 1.7 million cubic feet of gas per day
•	South Akcakoca Sub-Basin project update

DALLAS, TEXAS – (December 6, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) and its joint venture partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced that the Akcakoca-3 well, located in coastal Turkish waters of the Black Sea, successfully encountered approximately 81 net meters (266 net feet) of gas-bearing sands in seven zones as indicated by well logs and pressure tests. The sands are between 1,146 and 1,545 meters (3,761 and 5,070 feet) true vertical depth in the Eocene-age Kusuri formation. The top of the Kusuri in the Akcakoca-3 is approximately 500 meters (1,641 feet) true vertical depth deeper than the same producing formations in the Ayazli-1, the discovery well drilled in 2004 by Toreador and its joint venture partners.

“We are extremely pleased with the results from this well,” said G. Thomas Graves III, President and Chief Executive Officer of Toreador. “The logs and pressure tests have indicated more pay zones than the original prognosis for the well, as we continue to see the phenomenon of the upper gas zones in the South Akcakoca Sub-Basin tending to mask the presence of the lower gas zones on our seismic data. Our next step is to complete the well and begin a testing program that will help us further define the reserve potential in the deeper waters of our project area.”

The Akcakoca-3 is the 10th successful well drilled in the South Akcakoca Sub-Basin natural gas project and the first well drilled by Toreador and its joint venture partners to assess the reserve potential along the Akcakoca trend, in waters too deep for jack-up rig operations. The original well in the area, the Akcakoca-1, drilled in 1973, discovered gas but was subsequently plugged and abandoned. Toreador used the data from the Akcakoca -1 along with seismic data acquired in 2002 and 2005 to drill a series of successful gas discoveries starting with the Ayazli-1 in late 2004 and continuing through early 2006 with the Akkaya, Dogu Ayazli and Bayhanli discoveries and development wells.

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The Akcakoca-3 was drilled to a bottomhole location approximately 300 meters (984 feet) south of the Akcakoca-1 location and higher on structure. Toreador has a 36.75% interest in the project and is the operator in the South Akcakoca Sub-basin, TPAO has a 51% interest and Stratic has a 12.25% interest.

South Akcakoca Sub-Basin infrastructure construction update

Construction of the onshore production center is nearing completion with testing of major equipment and systems expected to begin this month. Due to inclement weather offshore in the Black Sea during November, the offshore pipeline construction is running slightly behind schedule but is due to be complete in January. The Dogu Ayazli tripod has been set and the Dogu Ayazli-1 and -2 wells are being recompleted. As soon as the wells are tied back, the topsides for the Akkaya and Dogu Ayazli tripods are scheduled to be installed, which should occur in late December. The Ayazli tripod is scheduled for installation in February.

Initial production is now expected in January as the production center and gathering system are commissioned. The Ayazli platform will be brought online once installation and well completion activities are complete, which is expected to be in the first quarter of 2007.

Kiha-15 re-entry in Hungary successful, with test rate of 1.7 MMCFD of natural gas

In Hungary, the Kiha-15 well was successfully re-entered and completed as a gas producer. During production testing, the well flowed at a rate of approximately 1.7 million cubic feet of gas per day (MMCFD) with no associated liquids through a 6 millimeter (1/4 inch) diameter choke at slightly over 1,300 pounds per square inch flowing pressure. The production was from approximately 9 meters (30 feet) of perforations from 1,180 to 1, 189 meters (3,872 to 3,902 feet) in Miocene-age Badenian carbonates with net pay estimated at 35 meters (115 feet) true vertical thickness. Toreador management estimates reserves for the well to be approximately 3.5 billion cubic feet of gas.

Operations have commenced on the Ot-Ny-5 well re-entry, with production testing expected to begin next week. The well is targeting Cretaceous-age carbonates that tested approximately 1.6 MMCFD but were never put on production.

First Romanian well preparing to spud

In Romania, preparations are underway to spud the first exploration well in the Toreador’s Viperesti block. The Naeni-2 Bis will be drilled to approximately 1,400 meters (4,594 feet) to test the lower compartment of a overturned anticline in Miocene-age Sarmatian sands, and will continue on to test some deeper Meotian sands. A second well, the Naeni-6,

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should spud sometime next week, and is being drilled to 2,000 meters (6,563 feet) to test the upper compartment of the Sarmatian overturned anticline as well as deeper horizons. The unrisked potential reserves of the Naeni prospect are estimated to be between 6 and 50 million barrels of oil equivalent.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, not completing in a timely manner the restatements for the years ended December 31, 2003, 2004 and 2005 and for the quarters ended March 31, 2006 and June 30, 2006 and not filing in a timely manner the Form 10-Q for the quarter ended September 30, 2006, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Cautionary Note to Investors – The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the term potential reserves, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to also consider closely the disclosure in our Form 10-K for the fiscal year ended December 31, 2005, available from our website at www.toreador.net or by calling us at (214) 559-3933. You can also obtain this form from the SEC at www.sec.gov

The term “potential,” when referring to Toreador’s reserves, represents Toreador management’s current belief or judgment, based on information available to it, regarding the potential reserves that could be recovered or could be recoverable. These numbers should not be viewed as reliable for the purpose of estimating Toreador’s reserves or its prospects. Additionally, the term “potential” has no engineering significance and is not related to the term “possible” as that term may be used by the Society of Petroleum Engineers.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net